Exhibit 10.4

Form of Award Notice for Restricted Stock Units under the

National Fuel Gas Company 2010 Equity Compensation Plan

[date]

Name

Address

Address

Dear _________:

I am pleased to inform you that on [date of grant] the Compensation Committee (“Committee”) of the Board of Directors of National Fuel Gas Company (the “Company”) granted to you (the “Grantee” or “you”) an aggregate of ____ Restricted Stock Units under the National Fuel Gas Company 2010 Equity Compensation Plan (the “Plan”).  A Restricted Stock Unit is a right to receive, pursuant to the Plan, one share of the Company’s Common Stock, $1.00 par value (“Common Stock”), or the equivalent value thereof in cash, at the end of a specified period of time, which right is subject to forfeiture in accordance with the Plan.

The Restricted Stock Units covered by this letter agreement (“Award Notice”) are referred to in this Award Notice as “Your Restricted Stock Units.”  The Plan and the Committee’s Administrative Rules (“Rules”) govern the operation of the Plan, as well as the terms and conditions of Your Restricted Stock Units, and are incorporated herein by reference.  Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan or the Rules.

1.Restricted Period

Except as otherwise specified in the Plan or determined by the Committee, the Restricted Period with respect to Your Restricted Stock Units shall lapse, and Your Restricted Stock Units shall vest, in three annual installments on the following dates:

for [1/3 of total] Restricted Stock Units on [first anniversary of grant date]; and

for [1/3 of total] Restricted Stock Units on [second anniversary of grant date]; and

for [1/3 of total] Restricted Stock Units on [third anniversary of grant date].

Notwithstanding both the foregoing and Section 11(a)(ii) of the Plan, if your employment terminates due to Retirement prior to a vesting date, the portion of Your Restricted Stock Units associated with that vesting date and with all subsequent vesting dates will be automatically forfeited at the time of such termination of employment.

2.Settlement

At the expiration of the Restricted Period with respect to any of Your Restricted Stock Units then outstanding, you will receive for each Restricted Stock Unit, in the Committee’s discretion, either (i) one share of Common Stock, (ii) a cash payment equal to the Fair Market Value of the underlying share of Common Stock as of such payment date, or (iii) any combination of cash and Common Stock having equivalent value to (i) or (ii) as of such payment date.   The Committee has elected to issue Common Stock in settlement of Restricted Stock Units, but the Committee has reserved the right to pay you in any other manner permitted by this Award Notice, the Plan or the Rules.

3.Restrictions on Transferability

Your Restricted Stock Units may not be sold, assigned, transferred or pledged during the Restricted Period, except that the Committee may permit (on such terms and conditions as it shall establish) some or all of Your Restricted Stock Units to be transferred during the Restricted Period to a Permitted Transferee in accordance with Section 14(a) of the Plan.

4.Rights as a Shareholder

You shall not have any right, in respect of Your Restricted Stock Units, to vote on any matter submitted to the Company’s stockholders until such time, if any, as the shares of Common Stock attributable to Your Restricted Stock Units have been issued. Dividend Equivalents will not be provided in respect of Your Restricted Stock Units.

5.Termination of Employment

In the event your employment with the Company or its Subsidiaries terminates, then, depending upon the circumstances of the termination, Your Restricted Stock Units may either vest or be forfeited, as set forth in this Award Notice, the Plan or the Rules.  In the event Your Restricted Stock Units vest, they may be paid either on the date they would have been paid had you remained employed through the end of the Restricted Period, or within 60 days of your termination of employment, as set forth in the Plan and the Rules.

6.Change in Control

Subject to the terms of the Plan and the Rules, in the event of a Change in Control of the Company, each of Your Restricted Stock Units then outstanding shall become fully vested and payable.  In addition, the Committee may direct that each of Your Restricted Stock Units  be settled in cash with its value determined based on the value received by the shareholders in any transaction that constitutes a Change in Control.  The Plan also allows the Committee to reasonably determine in good faith, before a Change in Control, that this Award shall be honored or assumed, or new rights substituted therefore, by your employer or the parent or affiliate of your employer, provided that any such honored, assumed or substituted award must satisfy the requirements set forth in Section 12(b) of the Plan, including “substantially equivalent economic value.”

7.Adjustments in Common Stock

In the event of an Adjustment Event, including any stock dividend, stock split, merger, consolidation, reorganization, recapitalization or other similar event affecting the Common Stock, the Committee shall equitably adjust, in its discretion, the number of shares subject to this Award Notice.  To the extent deemed equitable and appropriate by the Committee and subject to any required action by shareholders of the Company or of any successor in interest to the Company or any direct or indirect parent corporation of the Company or any such successor, in any Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, Your Restricted Stock Units shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by this Award Notice would have been entitled to receive in connection with such Adjustment Event.  Any determination made by the Committee pursuant to this Section 7 shall be final, binding and conclusive.

8.Authority of Committee

The Committee has the authority to interpret the Plan and all Restricted Stock Units granted thereunder, to establish rules and regulations relating to the Plan and to make all other determinations it believes necessary or advisable for the administration of the Plan.  The scope of the Committee’s authority is more fully described in the Plan.  All determinations and actions of the Committee are final, conclusive and binding on you.

9.Miscellaneous

(a)This Award Notice shall be binding upon and inure to the benefit of the Company (and its successors and assigns) and you (and your heirs, legal representatives and estate) and shall be governed by the laws of the State of New Jersey, and any applicable laws of the United States.  The award of Restricted Stock Units under the Plan does not alter, amend or otherwise affect your employment status with the Company or its subsidiaries.  No contract or right of employment shall be implied by this Award Notice.

(b)The Committee may at any time unilaterally amend any unpaid Restricted Stock Units, to the extent it deems appropriate, provided, however, that subject to Section 5(d) of the Plan, any such amendment which is adverse to the Grantee shall require the Grantee’s consent unless the Committee determines that such amendment or modification is necessary or advisable to comply with applicable law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Internal Revenue Code of 1986, as amended.

(c)If Your Restricted Stock Units are assumed or new Restricted Stock Units are substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Internal Revenue Code of 1986, as amended), employment by such assuming or substituting company or by a parent company or a subsidiary thereof shall be considered for all purposes of this Award Notice to be employment by the Company.

(d)In consideration of the Grantee’s privilege to participate in the Plan, the Grantee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of the Company to any unauthorized party, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with the Company or its Subsidiaries or after such employment is terminated, and (iii) not to solicit any then current employees of the Company or any other subsidiaries of the Company to join the Grantee at his or her new place of employment after his or her employment with the Company or its Subsidiaries is terminated.

(e)This Award Notice, together with the Plan and the Rules, constitutes the entire agreement between the parties with respect to the subject matter hereof.  You hereby acknowledge that you have been provided with a copy of the Plan and the Rules, and understand the terms and conditions of these documents and of this Award Notice.

(f)In the event of the invalidity of any part or provision of this Award Notice, such invalidity shall not affect the enforceability of any other part or provision hereof.

10.Tax Withholding

The Company will be entitled to deduct from any payment under this Award Notice, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require you to pay to it such tax prior to and as a condition of the making of such payment.  Subject to the Rules and any regulations or procedures established by the Committee, you may pay the amount of taxes required by law to be withheld, in whole or in part, by requesting that the Company withhold from any payment of Common Stock due in settlement of Your Restricted Stock Units, or by delivering to the Company, shares of Common Stock having a Fair Market Value less than or equal to the amount of such required withholding taxes.

11.Securities Law Requirements

The Company will not be required to issue shares in settlement of Your Restricted Stock Units unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered and (b) a registration statement under the Securities Act of 1933 with respect to such shares is then effective.  The Board may require you to furnish to the Company, prior to the issuance of any shares of Common Stock in connection with the settlement of Your Restricted Stock Units, an agreement, in such form as the Board may from time to time deem appropriate, in which you represent that the shares acquired by you upon such settlement are being acquired for investment and not with a view to the sale or distribution thereof.

12.Restricted Stock Units Subject to Plan and Rules

Your Restricted Stock Units shall be subject to all the terms and provisions of the Plan, the Rules and this Award Notice, and you shall abide by and be bound by such terms and provisions and all rules, regulations and determinations of the Board or the Committee now or hereafter made in its discretion in connection with the administration of the Plan.

13.American Jobs Creation Act

In addition to amendments permitted by Section 9(b) above, amendments to Your Restricted Stock Units may be made by the Company, without your consent, in order to ensure compliance with the American Jobs Creation Act of 2004.  And, further, amendments may be made to the Plan to ensure such compliance, which amendments may impact Your Restricted Stock Units.

If the foregoing is acceptable to you, kindly acknowledge your acceptance by signing both originals of this letter and returning one to [Secretary of the Company].

Very truly yours,

NATIONAL FUEL GAS COMPANY

By: [Name]
[Title]

AGREED TO AND ACCEPTED
this _____ day of _________________, ____

By:
Grantee